THE LAW OFFICES OF

THOMAS C. COOK

ATTORNEY AND COUNSELOR AT LAW

10470 W. CHEYENNE AVENUE, SUITE 115, pmb 303

LAS VEGAS, NEVADA 89129

(702) 524-9151

tccesq@aol.com

September 8, 2025

To: Board of Directors, Venyra Corporation

Re: Registration Statement on Form S-1

Gentlemen:

We refer to the Registration Statement on Form S-1 under the Securities Act of 1933, (the “Registration Statement”), originally filed by Venyra Corporation (the “Company”) with the Securities and Exchange Commission on July 18, 2025 (the “Registration Statement”). The Registration Statement relates to the registration of (i) 4,000,000 shares (the “Offering Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”).

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Wyoming.

2.	The Offering Shares to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed-upon consideration therefore, will be duly authorized and, upon the sale thereof, will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Matters" and the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely,

/s/ _Thomas C. Cook_________________

Thomas C. Cook, Esq.